Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of AbbVie Inc. on Form S-8 No. 333-239320 of our report dated June 21, 2021 on our audit of the financial statement of Legacy Allergan, Inc. Retirement 401(k) Plan (formerly, Allergan, Inc. Retirement 401(k) Plan) as of December 31, 2019, which report is included in this Annual Report on Form 11-K to be filed on or about June 21, 2021.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 21, 2021